BEAR STEARNS MORTGAGE FUNDING TRUST 2006-AR3

NOTICE TO INVESTORS AND OTHER RECIPIENTS:

THE ATTACHED SUPPLEMENT DATED JANUARY 19, 2007 TO THE PROSPECTUS SUPPLEMENT DATED OCTOBER 30, 2006 (THE “PROSPECTUS SUPPLEMENT”) TO THE PROSPECTUS DATED OCTOBER 23, 2006 (TOGETHER WITH THE PROSPECTUS SUPPLEMENT, THE “PROSPECTUS”), RELATING TO THE ISSUANCE OF THE BEAR STEARNS MORTGAGE FUNDING TRUST 2006-AR3 AND BEAR STEARNS MORTGAGE FUNDING GRANTOR TRUST 2006-AR3, MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-AR3, AMENDS CERTAIN LANGUAGE CONTAINED IN THE PROSPECTUS, AS DESCRIBED THEREIN.

INVESTORS AND POTENTIAL INVESTORS SHOULD REVIEW THE PROSPECTUS ONLY IN CONNECTION WITH THE ATTACHED SUPPLEMENT AND MAY NOT RELY ON THE PROSPECTUS EXCEPT AS SO AMENDED IN MAKING ANY INVESTMENT DECISIONS.

Bear, Stearns & Co. Inc.

January 19, 2007

Bear Stearns Mortgage Funding Trust 2006-AR3

Issuing Entity

Bear Stearns Mortgage Funding Grantor Trust 2006-AR3

Grantor Trust Issuing Entity

EMC Mortgage Corporation

Servicer and Sponsor

Structured Asset Mortgage Investments II Inc.

Depositor

Bear Stearns Mortgage Funding Trust 2006-AR3

Bear Stearns Mortgage Funding Grantor Trust 2006-AR3

Mortgage Pass-Through Certificates, Series 2006-AR3

Supplement dated January 19, 2007

to

prospectus supplement dated October 30, 2006

to

prospectus dated October 23, 2006

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Capitalized terms used in this supplement are defined in the prospectus supplement dated October 30, 2006, to which this supplement is attached.

The Prospectus Supplement is hereby revised as follows:

1. The thirteenth paragraph under " General" on page S-26 is replaced in its entirety with the following (emphasis added to show change):

Any mortgage loan may be prepaid in full or in part at any time. However, certain of the mortgage loans provided at origination for the payment by the borrower of a prepayment charge on voluntary prepayments typically made up to the first five years from the date of execution of the related mortgage note. The holders of the Class I-XP-2 Certificates will be entitled to the "hard" prepayment charges received on the group I mortgage loans with a three year prepayment charge term ~~as described herein, received~~ on the group I mortgage loans, and the holders of the Class I-XP-1 Certificates will be entitled to all other prepayment charges received on the group I mortgage loans, to the extent not retained by the related servicer. The holders of the Class II-XP Certificates will be entitled to the prepayment charges received on the group II mortgage loans. No prepayment charges will be available for distribution on the other classes of Certificates. There can be no assurance that the prepayment charges will have any effect on the prepayment performance of the mortgage loans.

2. The last paragraph under the heading entitled "Loan Group I" on page S-46 under "Distributions on the Certificates" is replaced in its entirety with the following (emphasis added to show change):

On each distribution date, all amounts representing prepayment charges in respect of the group I mortgage loans received during the related Prepayment Period will be withdrawn from the Distribution Account and shall not be available for distribution to the holders of the Offered Certificates. All amounts representing "hard" prepayment charges on the ~~with respect to the~~ group I mortgage loans with a three year prepayment charge term will be distributed to the Class I-XP-2 Certificates, and all other prepayment charges with respect to the group I mortgage loans, to the extent not permitted to be retained by the related servicer, will be distributed to the Class I-XP-1 Certificates.

3. The first paragraph under the heading entitled "Prepayment Considerations" on page S-57 is replaced in its entirety with the following (emphasis added to show change):

The rate of principal payments on each class of Offered Certificates (other than the Class I-X Certificates, and with respect to the Grantor Trust Certificates, indirectly through the related class of Underlying Certificates), the aggregate amount of distributions on each class of Offered Certificates (with respect to the Grantor Trust Certificates, indirectly through the related class of Underlying Certificates) and the yield to maturity of each class of Offered Certificates (with respect to the Grantor Trust Certificates, indirectly through the related class of Underlying Certificates) will be related to the rate and timing of payments of principal on the related mortgage loans. The rate of principal payments on the mortgage loans will in turn be affected by the amortization schedules of the related mortgage loans and by the rate and timing of Principal Prepayments on the related mortgage loans (including for this purpose payments resulting from refinancings, liquidations of the mortgage loans due to defaults, casualties, condemnations and repurchases, whether optional or required). The mortgage loans generally may be prepaid by the mortgagors at any time; however, as described under “Description of the Mortgage Loans” in this prospectus supplement, with respect to approximately 84.00% of the mortgage loans, a prepayment may subject the related mortgagor to a prepayment charge. Prepayment charges may be restricted under some state laws as described under “Legal Aspects of Mortgage Loans—Enforceability of Certain Provisions” in the prospectus. Prepayment charges may be restricted under some state laws as described under “Legal Aspects of Mortgage Loans” in the prospectus. All amounts representing "hard" prepayment charges received on the group I mortgage loans with a three year prepayment charge term on the ~~with respect to the~~ group I mortgage loans will be paid to the holders of the Class I-XP-2 Certificates, and all other prepayment charges with respect to the group I mortgage loans, to the extent not retained by the related servicer, will be paid to the holders of the Class I-XP-1 Certificates. All prepayment charges with respect to the group II mortgage loans will be paid to the holders of the Class II-XP Certificates. Approximately 72.46% of the group I mortgage loans and approximately 64.81% of the group II mortgage loans are assumable. The remainder of the mortgage loans are subject to customary due-on-sale provisions.

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Bear, Stearns & Co. Inc.

January 19, 2007